Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter Ended March 31, 2011

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 25, 2011--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP) reported net income of $10.1 million for the quarter ended March 31, 2011, compared with a net loss of $227.1 million for the quarter ended December 31, 2010, and a net loss of $85.1 million for the quarter ended March 31, 2010. Pre-tax income for the quarter ended March 31, 2011 amounted to $157.4 million, compared with a pre-tax loss of $238.9 million for quarter ended December 31, 2010 and a pre-tax loss of $94.3 million for the quarter ended March 31, 2010. Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios.

Main events for the quarter ended March 31, 2011

  On January 31, 2011, the Governor of Puerto Rico signed into law a new Internal Revenue Code for Puerto Rico (the “2011 Tax Code”) which resulted in a reduction in the Corporation’s net deferred tax asset with a corresponding charge to income tax expense of $103.3 million due to a reduction in the marginal corporate income tax rate. Under the provisions of the 2011 Tax Code, the maximum statutory corporate income tax rate was reduced from 39% (40.95% through December 31, 2011) to 30% for years commencing after December 31, 2010. Under the new tax code, the Corporation has an irrevocable one-time election to defer the application of the 2011 Tax Code for five years. This election must be made with the filing of the 2011 income tax return.
  Sale of the Corporation’s equity investment in the processing business of Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) with a positive impact in first quarter earnings of $16.7 million, net of tax. Under the terms of the sale of the majority interest in EVERTEC during the third quarter of 2010, the Corporation was required for a period of twelve months following the sale to continue to seek to sell its equity interest in CONTADO. The Corporation’s investment in CONTADO, accounted for under the equity method, amounted to $27.4 million as of the transaction sale date.
  Equity pick-up from the Corporation’s 49% ownership interest in Carib Holdings (referred to as “EVERTEC”) for the quarter ended March 31, 2011 was positively impacted by the 2011 Tax Code by approximately $13.8 million. This impact is recorded in other operating income. As a result of the 2011 Tax Code, EVERTEC recognized a reduction in its deferred tax liability, which had been recognized at a higher marginal corporate income tax rate. The deferred tax liability was principally the result of the difference between assigned values and the tax basis of the assets and liabilities recognized in the business combination.
  Prepayment penalties of $8.0 million were recognized in other operating expenses associated with the termination of $100 million in medium-term notes.
  Recognized impairment losses of $8.6 million related to the Corporation’s full write-off of its investment in Tarjetas y Transacciones en Red Tranred, C.A. (“TRANRED”) as the Corporation has decided to wind down these operations. This subsidiary provides processing services in Venezuela.
  Completed the sale of $457 million (legal balance) in U.S. non-conventional residential mortgage loans by Banco Popular North America that were reclassified to loans held-for-sale during the fourth quarter of 2010. The sale had a positive impact of approximately $16.4 million to the results of operations for the first quarter of 2011, which included $2.6 million in gain on sale of loans and $13.8 million classified as a reduction to the original write-down which was booked as part of the activity in the allowance for loan losses because of improved pricing. This included an out of period adjustment of $10.7 million as a portion of the sale was completed just prior to the release of the Corporation’s Form 10-K for the year ended December 31, 2010.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, stated, “While the results for the quarter were impacted by a number of significant items, they clearly reflect a return to operational profitability. One quarter does not make a trend and we are very conscious of the fragility of the economic recovery. Nevertheless, these results, together with generally encouraging economic and credit metrics, make us feel optimistic.”

Financial overview

  The net income for the first quarter of 2011 was primarily driven by a decrease in the provision for loan losses of $279.1 million, when compared with the quarter ended December 31, 2010, of which approximately $190.3 million was due to the impact of the reclassification during the fourth quarter of 2010 of approximately $1.0 billion in loans, mostly non-accruing loans, from the held-in-portfolio to the held-for-sale category at lower of cost or fair value. Excluding the $190.3 million impact to the provision for loan losses relating to the loan reclassifications, the provision for loan losses declined by $88.8 million for the first quarter of 2011 compared with the previous quarter, mainly in the Banco Popular de Puerto Rico (“BPPR”) reportable segment by $73.6 million and $15.2 million in the Banco Popular North America (“BPNA”) reportable segment. Refer to the Credit Quality section for information on these variances.

  Net income for the quarter ended March 31, 2011 was impacted by an unfavorable variance in income tax expense of $159.0 million, which resulted from the impact of the change in the Puerto Rico tax code described previously as well as higher taxable income in the Corporation’s Puerto Rico operations taxed at 30%.
  Non-interest income increased by $58.8 million mainly due to the gain on the sale of the equity interest in CONTADO, lower indemnity reserve adjustments on loans sold, both for standard representation and warranties and credit recourse, and higher FDIC loss share income partially offset by an unfavorable change in trading account profit and other service fees.
  Operating expenses for the quarter ended March 31, 2011 declined by $69.6 million when compared with the fourth quarter of 2010, principally because of lower provision for unfunded credit commitments, other real estate owned expenses and prepayment penalties on early extinguishment of debt, partially offset by the write down of the net assets of the Venezuela operations. There were also general reductions in other operating expense categories as shown in the accompanying Exhibit A.

The BPPR reportable segment reported net income of $3.6 million for the quarter ended March 31, 2011, compared with a net loss of $22.9 million in the fourth quarter of 2010. Income before income tax for the BPPR reportable segment amounted to $149.7 million for the first quarter of 2011, compared with a pre-tax loss of $29.0 million for the fourth quarter of 2010. The favorable change in pre-tax income was principally as a result of lower provision for loan losses by $129.6 million. The results for the fourth quarter of 2010 included $56.0 million in write-downs from the reclassification of certain construction and commercial loans held-in-portfolio to held-for-sale, which was recorded as part of the provision for loan losses. Refer to the Credit Quality section of this press release for additional information on the change in the provision for loan losses. Non-interest income increased by $13.7 million, mainly due to higher FDIC loss share income and lower adjustments to indemnity reserves on loans sold with credit recourse. Operating expenses declined $42.6 million, principally due to losses on the sale of other real estate owned properties in the fourth quarter of 2010, lower reserves for unfunded credit commitments, and lower personnel costs, professional fees and business promotion expenses.

The BPNA reportable segment reported net income of $22.3 million for the quarter ended March 31, 2011, compared with a net loss of $163.7 million in the fourth quarter of 2010. The favorable variance was mainly the result of a lower provision for loan losses by $149.5 million, principally because of the write-downs taken in the fourth quarter of 2010 related to the reclassification of the non-conventional mortgage loans held-in-portfolio to loans held-for-sale. These loans were substantially sold in the first quarter of 2011. The favorable variance was also due to lower indemnity reserve adjustments for standard representation and warranties, lower penalties on the early extinguishment of debt, which amounted to $12.1 million in the fourth quarter of 2010, and lower losses on write-downs on the value of other real estate owned.

Reconciliation of net income (loss) per common share:

The following table provides a reconciliation of net income (loss) per common share for the quarters ended March 31, 2011, December 31, 2010, and March 31, 2010:

	Quarter ended
(In thousands, except share information)	March 31, 2011	December 31,2010	March 31, 2010
Net income (loss)	$10,132	($227,141)	($85,055)
Preferred stock dividends	(930)	(310)	-
Net income (loss) applicable to common stock	$9,202	($227,451)	($85,055)
Average common shares outstanding	1,021,536,201	1,021,527,855	639,003,599
Average potential dilutive common shares	802,894	-	-
Average common shares outstanding - assuming dilution	1,022,339,095	1,021,527,855	639,003,599
Basic and diluted net income (loss) per common share	$0.01	($0.22)	($0.13)

Net Interest Income

Net interest income for the first quarter of 2011 was $343.4 million, compared with $354.6 million for the fourth quarter of 2010 and $268.9 million for the first quarter of 2010.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Average Balances			Average Yields / Costs
(Dollars in billions)	1st Quarter 2011	4th Quarter 2010	1st Quarter 2010	1st Quarter 2011	4th Quarter 2010	1st Quarter 2010
Money market, trading and investment securities	$7.5	$7.7	$8.1	3.33%	3.22%	3.57%
Loans:
Commercial (a)	12.1	12.7	14.2	4.77	4.77	4.85
Mortgage	4.7	4.7	4.5	6.01	5.91	6.13
Consumer	3.7	3.7	4.0	10.36	10.43	10.31
Lease financing	0.6	0.6	0.7	9.01	8.94	8.71
Total loans, excluding covered loans	21.1	21.7	23.4	6.14	6.10	6.14
Covered loans (b)	4.8	5.0	-	8.61	8.84	-
Total earning assets	$33.4	$34.4	$31.5	5.87%	5.86%	5.48%

Interest bearing deposits	$22.4	$22.1	$21.1	1.39%	1.45%	1.78%
Borrowings	6.7	7.2	5.1	3.90	3.95	5.21
Total interest bearing liabilities	29.1	29.3	26.2	1.98	2.07	2.44
Non-interest bearing sources of funds	4.3	5.1	5.3
Total funds	$33.4	$34.4	$31.5	1.72%	1.76%	2.04%
Net interest spread				3.89%	3.79%	3.04%
Net interest yield (c)				4.15%	4.10%	3.44%

(a) Includes commercial construction loans

(b) Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC)

(c) Not on a taxable equivalent basis

The decrease in net interest income of $11.2 million for the quarter ended March 31, 2011 compared with the fourth quarter of 2010 was principally due to lower interest income on loans by $22.1 million, principally commercial and personal loans and credit cards. This unfavorable variance was partially offset by lower interest expense on deposits by $4.1 million due to lower cost of funds and long-term debt by $5.9 million due to lower volume because of reduced levels in the note issued to the FDIC as part of the FDIC assisted transaction. During the first quarter of 2011, the Corporation prepaid $224 million of the note issued to the FDIC and $100 million in medium-term notes.

Net interest yield for the quarter ended March 31, 2011 increased by 5 basis points, compared with the quarter ended December 31, 2010. This increase was primarily the result of a reduction in the cost of interest-bearing deposits, principally time deposits, because of management actions to reduce their cost.

Credit Quality

As of March 31, 2011, including the allowance for loan losses on loans covered under FDIC loss sharing agreements (the “covered loans”), the Corporation’s allowance for loan losses decreased to $737 million or 2.90% of the Corporation’s total loans held-in-portfolio, compared with $793 million or 3.10% as of December 31, 2010, and $1.3 billion or 5.53% as of March 31, 2010. The decrease in the allowance for loan losses from December 31, 2010 to March 31, 2011 was mainly driven by a reduction of $61 million in the general component of the Corporation’s allowance for loan losses ($70 million excluding covered loans), principally due to a lower level of net charge-offs.

During the fourth quarter of 2010, the Corporation determined to charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and in the U.S. mainland. As a result of this determination, charge-offs for commercial and construction loans of approximately $108.1 million and $101.3 million, respectively, were recorded during the fourth quarter of 2010.

The provision for loan losses for the quarter ended March 31, 2011, declined $279.1 million, or 79%, and $164.9 million, or 69%, when compared to the quarters ended December 31, 2010 and March 31, 2010, respectively, as net charge-offs fell by $122.7 million, or 46%, and $78.5 million, or 35%, when compared to the same quarters in 2010, reflecting an improvement in the credit quality of the Corporation’s loan portfolio. The $122.7 million decrease as compared with the fourth quarter of 2010 excludes the $209.4 million in charge-offs of previously reserved impaired amounts of collateral dependent loans recorded in the fourth quarter of 2010 which were explained in the preceding paragraph. Major decreases were reflected in the Corporation’s construction loan portfolio, mainly in Puerto Rico, and in the U.S mainland non-conventional mortgage loan portfolio. Both portfolios were significantly reduced by the transfer of loans held-in-portfolio to loans held-for-sale in December 2010.

The covered loans acquired in the Westernbank FDIC-assisted transaction were recognized at fair value as of the April 30, 2010 acquisition date, which included the impact of expected credit losses and thus, no allowance for loan losses was recorded at such date. Based on management’s assessment of the covered loan portfolio as of March 31, 2011, the Corporation established an allowance for loan losses of $9 million. No allowance for loans losses for covered loans was deemed necessary as of December 31, 2010.

Provision for Loan Losses

The Corporation’s provision for loan losses totaled $75.3 million or 52% of net charge-offs for the quarter ended March 31, 2011, compared with $354.4 million or 74% of net charge-offs for the quarter ended December 31, 2010, and $240.2 million or 107% for the quarter ended March 31, 2010. The lower provision for loan losses for the first quarter of 2011, compared with the quarters ended December 31, 2010 and March 31, 2010, reflects improvements in the credit quality of certain portfolios as well as the positive results of steps taken by the Corporation to mitigate the overall credit risks.

As previously reported, during the fourth quarter of 2010, the Corporation transferred approximately $1.0 billion of loans, primarily non-accruing loans, from the held-in-portfolio to held-for-sale category, at the lower of cost or fair value. The provision for loan losses for the fourth quarter of 2010 included the incremental effect of the $176.5 million write-down to account for the difference between the book value and the estimated fair value of the loan portfolios that were transferred to loans held-for-sale. During the first quarter of 2011, the BPNA reportable segment completed the sale of $457 million (legal balance) in U.S. non-conventional residential mortgage loans that had been reclassified to loans held-for-sale during the fourth quarter of 2010. The sale had a positive impact to the provision for loan losses of $13.8 million since the benefit of improved pricing was classified as a reduction to the original write-down which was booked as part of the activity in the allowance for loan losses. Of this benefit, $10.7 million represents an out of period adjustment as a portion of the sale was completed just prior to the release of the Corporation’s Form 10-K for the year ended December 31, 2010. Excluding the $176.5 million negative charge in the fourth quarter of 2010 and the $13.8 million positive charge in the first quarter of 2011, the Corporation’s provision for loan losses for the first quarter of 2011, declined by $88.8 million when compared to the fourth quarter of 2010.

For the quarter ended March 31, 2011, the provision for loan losses corresponding to the non-covered loans in the BPPR reportable segment amounted to $51.7 million or 62% of net charge-offs, compared with $140.9 million or 81% of net charge-offs for the fourth quarter of 2010. The provision for loan losses presented in the preceding sentence for the fourth quarter of 2010 excludes the negative charge of $56.0 million recognized during the abovementioned reclassification of loans held-for-sale in the BPPR reportable segment while the net charge-offs exclude the $152.9 million in charge-offs of previously reserved impaired amounts of collateral dependent loans. The decrease in the provision for loan losses was mainly related to lower net charge-offs, principally from the construction and consumer loan portfolios. Net charge-offs in the non-covered construction and consumer loan portfolios of the BPPR reportable segment decreased by $87.0 million and $3.3 million, respectively, when compared to the fourth quarter of 2010. The decrease in net-charge offs of the BPPR construction loan portfolio was principally driven by the previously explained held-for-sale transaction that took place in the fourth quarter of 2010, in which $503.9 million (book value) of construction loans were transferred to the loans held-for-sale category. The decrease in net charge-offs of the BPPR consumer loan portfolio was prompted by a more stable credit performance in terms of delinquencies and losses. The above positive variances were partially offset by a higher provision for loan losses of the mortgage loan portfolio in the BPPR reportable segment, when compared to the fourth quarter of 2010, driven principally by higher loan portfolio balance and delinquencies. The BPPR mortgage loan portfolio continues to be negatively impacted by the current economic conditions in Puerto Rico.

During the quarter ended March 31, 2011, the Corporation recognized a provision for loan losses of $15.6 million and net charge-offs of $6.4 million related to the covered loan portfolio from the Westernbank FDIC-assisted transaction. No provision for loan losses was recorded in the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010. When the Corporation records a provision for loan losses on the covered loans, it also records a benefit attributable to the FDIC loss sharing agreements, which is recorded in non-interest income.

As indicated in the Financial Overview section, the provision for loan losses for the quarter ended March 31, 2011 in the BPNA reportable segment resulted in a decrease of $149.5 million when compared with the quarter ended December 31, 2010. Excluding the impact to the provision for loan losses of the previously mentioned loans held-for-sale reclassification (assuming that the exclusion results in a provision for loan losses lower by $120.5 million for the fourth quarter of 2010 and higher by $13.8 million for the first quarter of 2011), the provision for loan losses in the BPNA reportable segment decreased by $15.2 million. The decrease was principally attributable to a lower volume of commercial and construction loans associated with the Corporation’s decision to exit or downsize certain business lines at BPNA and lower net charge-offs. The provision for loans losses to net charge-offs ratio for the first quarter of 2011 and fourth quarter of 2010 was 39%. This ratio excludes the $56.5 million in charge-offs of previously reserved impaired amounts of collateral dependent loans recorded in the fourth quarter of 2010 and the impact to the provision for loan losses of the previously mentioned reclassification of loans held-in-portfolio to loans held-for-sale and subsequent sale at an improved pricing. Net charge-offs of the BPNA reportable segment decreased to $55.6 million for the first quarter of 2011, compared with $95.6 million for the fourth quarter of 2010, considering the exclusion of the $56.5 million in charge-offs of previously reserved impaired amounts of collateral dependent loans recorded in the fourth quarter of 2010. The decrease in net charge-offs was prompted by a lower level of problem loans, particularly commercial and construction loans, and the positive impact of certain improvements in the U.S. economy.

The table that follows summarizes the changes in the allowance for loan losses for the periods indicated.

	Quarters ended
	March 31, 2011	March 31, 2011	March 31, 2011	December 31, 2010	March 31, 2010
(In thousands)	Non-Covered Loans	Covered Loans	Total	Total	Total
Balance as of the beginning of the period	$793,225	$-	$793,225	$1,243,994	$1,261,204
Provision for loan losses	59,762	15,557	75,319	354,409	240,200
	852,987	15,557	868,544	1,598,403	1,501,404
Net charge-offs:
Commercial	71,826	1,707	73,533	187,746	79,117
Construction	13,168	4,345	17,513	219,547	51,438
Lease financing	1,231	-	1,231	1,423	3,934
Mortgage	8,247	-	8,247	18,765	27,374
Consumer	44,976	346	45,322	50,490	62,505
Total net charge-offs	$139,448	6,398	$145,846	477,971	224,368
Recovery (write-down) related to loans transferred to loans held-for-sale	13,807	-	13,807	(327,207)	-
Balance as of the end of the period	$727,346	$9,159	$736,505	$793,225	$1,277,036

The Corporation’s net charge-offs decreased by approximately $332.1 million, or 69%, during the quarter ended March 31, 2011, compared with the fourth quarter of 2010. As explained before, during the fourth quarter of 2010, the Corporation determined to charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and in the U.S. mainland. As a result of this decision, charge-offs for commercial and construction loans of approximately $108.1 million and $101.3 million, respectively, were recorded during the fourth quarter of 2010.

Excluding covered loans and the effect of the abovementioned charge-offs during the fourth quarter of 2010, the Corporation’s net-charge offs decreased by $129.1 million, or 48%, for the quarter ended March 31, 2011, from $268.5 million for the quarter ended December 31, 2010. Net charge-offs in all loans categories declined, driven principally by net charge-offs of the construction loan portfolio which decreased by $105.0 million, from $118.2 million for the quarter ended December 31, 2010 to $13.2 million for the first quarter of 2011.

Also excluding covered loans and the effect of the abovementioned charge-offs during the fourth quarter of 2010, net charge-offs of the construction loan portfolio for the BPPR and BPNA reportable segments amounted to $8.0 million and $5.1 million, respectively, for the quarter ended March 31, 2011, a decrease of $87.0 million and $18.0 million, respectively, when compared with the quarter ended December 31, 2010. The decrease in net charge-offs of the BPPR segment was mainly associated with the previously mentioned reclassification to loans held-for-sale that took place in the fourth quarter of 2010. The decrease in net charge-offs observed in the construction loan portfolio of the BPNA reportable segment was attributable to a lower portfolio balance, lower level of problem loans remaining in the portfolio, coupled by an improvement in the U.S. economy.

The Corporation’s mortgage loan net charge-offs for the first quarter of 2011 decreased by $10.5 million, compared with the quarter ended December 31, 2010. This decrease was mainly attributable to the benefits provided by the sale transaction of a portion of the U.S. mainland non-conventional mortgage business, in terms of net charge-offs and delinquencies. As previously reported, on December 31, 2010, the Corporation’s U.S. banking subsidiary, BPNA, reclassified approximately $396 million (book value) of U.S. non-conventional residential mortgage loans as loans held-for-sale.

Mortgage loan net charge-offs in the BPPR reportable segment for the quarter ended March 31, 2011 increased slightly by $0.5 million when compared with the quarter ended December 31, 2010. The mortgage business has continued to be negatively impacted by the current economic conditions in Puerto Rico which has resulted in increased levels of non-performing mortgage loans. However, high reinstatement experience associated with the mortgage loans under foreclosure process in Puerto Rico have helped to maintain losses at manageable levels. The Corporation’s mortgage loan annualized net charge-offs to average covered mortgage loans held-in-portfolio in Puerto Rico and the U.S. mainland operations for the quarter ended March 31, 2011 were 0.85% and 0.26%, respectively, compared with 0.86% and 3.60%, respectively, for the quarter ended December 31, 2010.

Excluding covered loans, the $5.5 million decrease in consumer loan net charge-offs for the quarter ended March 31, 2011, compared with the quarter ended December 31, 2010, was principally associated with the consumer loan portfolios in the Puerto Rico operations. Most consumer loan portfolios both in Puerto Rico and the U.S. mainland have continued to reflect stable credit trends.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

(Dollars in thousands)	March 31, 2011	As a percentage of loans HIP by category (2)	December 31, 2010	As a percentage of loans HIP by category (2)	March 31, 2010	As a percentage of loans HIP by category
Commercial	$752,338	6.8%	$725,027	6.4%	$836,509	6.8%
Construction	224,159	51.0	238,554	47.6	852,095	52.6
Lease financing	5,312	0.9	5,937	1.0	7,837	1.2
Mortgage	599,361	12.2	542,033	12.0	558,384	12.0
Consumer	53,970	1.5	60,302	1.6	58,431	1.5
Total non-performing loans held- in-portfolio, excluding covered loans	$1,635,140	7.9%	1,571,853	7.6%	2,313,256	10.0%
Non-performing loans held-for-sale	464,577		671,757		-
Other real estate owned (“OREO”), excluding covered OREO	156,888		161,496		134,887
Total non-performing assets, excluding covered assets	$2,256,605		$2,405,106		$2,448,143
Covered loans and OREO (1)	79,075		83,539		-
Total non-performing assets	$2,335,680		$2,488,645		$2,448,143
Excluding covered loans and covered OREO (3)
Allowance for loan losses to loans held-in-portfolio	3.52%		3.83%		5.53%
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	44.48%		50.46%		55.21%
Including covered loans and covered OREO
Allowance for loan losses to loans held-in-portfolio	2.90%		3.10%		5.53%
Allowance for loan losses to non-performing loans, excluding held-for-sale	44.67%		49.64%		55.21%

(1) The amount consists of $13 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $66 million in covered OREO as of March 31, 2011, and $26 million and $58 million, respectively, as of December 31, 2010. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

(2) Loans held-in-portfolio used in the computation exclude $4.7 billion in covered loans as of March 31, 2011 and $4.8 billion as of December 31, 2010.

(3) These asset quality ratios have been adjusted to remove the impact of covered loans and covered foreclosed property. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Non-performing assets - Non-covered loan portfolio

The Corporation’s non-performing loans held-in-portfolio (non-covered) increased by $63 million from December 31, 2010 to March 31, 2011, reaching $1.6 billion or 7.9% of total loans held-in-portfolio as of March 31, 2011. When we refer to non-covered loans we are referring to loans not covered by the FDIC loss sharing agreements.

The increase in non-performing loans held-in-portfolio was driven by the commercial and residential mortgage loan portfolios of the BPPR reportable segment which increased by $41 million and $54 million, respectively. Weak economic conditions in Puerto Rico have continued to adversely impact the commercial and residential mortgage loans delinquency rates. Non-performing construction loans of the BPPR reportable segment decreased by $8 million, mainly associated to net charge-offs and a lower level of problem loans remaining in the loan portfolio, as a result of the previously mentioned loans held-for-sale reclassification that took place in the fourth quarter of 2010. Consumer and lease financing loans in non-performing status in the BPPR reportable segment continue to reflect signs of a stable credit performance as non-performing loans in both portfolios decreased by $3 million and $0.5 million, respectively, as compared to the quarter ended December 31, 2010.

For the quarter ended March 31, 2011, additions to commercial loans and construction loans held-in-portfolio in non-performing status at the BPPR reportable segment (excluding commercial lines of credit and business credit cards) amounted to $121 million and $12 million, respectively, a decrease of $16 million and $25 million, when compared to the quarter ended December 31, 2010. Although lower than the previous quarter, the level of new non-performing commercial and construction loans continues to be highly driven by the current economic conditions in Puerto Rico.

Non-performing loans in the BPNA reportable segment decreased by $22 million from December 31, 2010 to March 31, 2011. The decrease was reflected in almost all loan categories, except for the mortgage loan portfolio which increased slightly by $3 million. Most loan portfolios of the BPNA reportable segment continue to show signs of credit stabilization.

Additions to commercial and construction loans held-in-portfolio in non-performing status at the BPNA reportable segment amounted to $50 million and $12 million, respectively, for the first quarter of 2011, a decrease of $49 million and $25 million when compared to the fourth quarter of 2010.

Non-performing loans held-for-sale amounted to $465 million as of March 31, 2011 and $672 million as of December 31, 2010. The decrease of $207 million was attributable principally to the sale of a significant portion of the Corporation's U.S. non-conventional mortgage loan portfolio.

Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

Allowance for loan losses related to the non-covered loan portfolio

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”), excluding the allowance for the covered loan portfolio, as of March 31, 2011, December 31, 2010, and March 31, 2010 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

March 31, 2011
	Non-Covered Loans
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL (1)	$9,726	-	-	$8,166	-	$17,892
Impaired loans (1)	460,028	$217,892	-	147,026	-	824,946
Specific ALLL to impaired loans	2.11%	-	-	5.55%	-	2.17%
General ALLL (2)	$398,114	$39,204	$10,343	$71,944	$189,849	$709,454
Loans held-in-portfolio, excluding impaired loans (2)	10,664,303	221,507	592,091	4,748,656	3,625,286	19,851,843
General ALLL to loans held-in-portfolio, excluding impaired loans	3.73%	17.70%	1.75%	1.52%	5.24%	3.57%
Total ALLL	$407,840	$39,204	$10,343	$80,110	$189,849	$727,346
Total non-covered loans held-in-portfolio	11,124,331	439,399	592,091	4,895,682	3,625,286	20,676,789
ALLL to non-covered loans held-in-portfolio	3.67%	8.92%	1.75%	1.64%	5.24%	3.52%

(1) Excludes impaired covered loans acquired on the Westernbank FDIC-assisted transaction.

(2) Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. The general allowance on these loans amounted to $9 million as of March 31, 2011.

December 31, 2010
	Non-Covered Loans
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$8,550	$216	-	$5,004	-	$13,770
Impaired loans (1)	445,968	231,322	-	121,209	-	798,499
Specific ALLL to impaired loans (1)	1.92%	0.09%	-	4.13%	-	1.72%
General ALLL	$453,841	$47,508	$13,153	$65,864	$199,089	$779,455
Loans held-in-portfolio, excluding impaired loans (1)	10,947,517	269,529	602,993	4,403,513	3,705,984	19,929,536
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	4.15%	17.63%	2.18%	1.50%	5.37%	3.91%
Total ALLL	$462,391	$47,724	$13,153	$70,868	$199,089	$793,225
Total non-covered loans held-in-portfolio (1)	11,393,485	500,851	602,993	4,524,722	3,705,984	20,728,035
ALLL to non-covered loans held-in-portfolio (1)	4.06%	9.53%	2.18%	1.57%	5.37%	3.83%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.

March 31, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$120,419	$160,395	-	$64,791	-	$345,605
Impaired loans	662,697	841,043	-	251,239	-	1,754,979
Specific ALLL to impaired loans	18.17%	19.07%	-	25.79%	-	19.69%
General ALLL	$342,023	$186,849	$18,653	$100,081	$283,825	$931,431
Loans held-in-portfolio, excluding impaired loans	11,587,894	777,785	653,734	4,397,984	3,905,923	21,323,320
General ALLL to loans held-in-portfolio, excluding impaired loans	2.95%	24.02%	2.85%	2.28%	7.27%	4.37%
Total ALLL	$462,442	$347,244	$18,653	$164,872	$283,825	$1,277,036
Total non-covered loans held-in-portfolio	12,250,591	1,618,828	653,734	4,649,223	3,905,923	23,078,299
ALLL to non-covered loans held-in-portfolio	3.77%	21.45%	2.85%	3.55%	7.27%	5.53%

As compared to the quarter ended December 31, 2010, the allowance for loan losses as of March 31, 2011 decreased by approximately $66 million from 3.83% to 3.52% as a percentage of loans held-in-portfolio. This decrease considers a reduction in the Corporation’s general allowance component of approximately $70 million and an increase in the specific allowance component of approximately $4 million. The reduction in the general component of the allowance for loan losses for the quarter ended March 31, 2011, was primarily attributable to a lower level of net charge-offs, principally from the Corporation’s commercial, construction and consumer loan portfolios.

The decrease in the allowance for loan losses for the commercial loan portfolio as of March 31, 2011 was mainly related to a reduction of $37 million and $18 million in the general component of the allowance for loan losses of the Puerto Rico segment and U.S. mainland segment, respectively, principally due to a lower level of net charge-offs. The allowance for loan losses of the construction loan portfolio amounted to $39 million as of March 31, 2011, a decrease of $9 million compared with December 31, 2010. This decrease was prompted principally by the previously mentioned reclassification of construction loans held-for-sale of the BPPR reportable segment that took place in the fourth quarter of 2010, which produced a lower level of problem loans in the remaining portfolio, coupled by decreases in loan portfolio and non-performing loans in the U.S. mainland reportable segment.

The allowance for loan losses of the mortgage loan portfolio as of March 31, 2011 increased by $9 million from $71 million as of December 31, 2010. The increase was principally driven by the BPPR reportable segment which contributed with a higher loan portfolio balance, higher net charge-offs and an increase in specific reserves on mortgage loan TDRs, partially offset by the decreases in the volume of mortgage loans and related net charge-offs in the BPNA reportable segment, as a result of the previously explained held-for-sale transaction.

The allowance for loan losses of the consumer loan portfolio as of March 31, 2011 decreased by $9 million from $199 million as of December 31, 2010. Most consumer loan portfolios both in Puerto Rico and the U.S. mainland have continued to reflect favorable credit trends.

Allowance for loan losses for loans – Covered loan portfolio

The Corporation’s allowance for loan losses as of March 31, 2011 includes $9 million related to the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $5 million at quarter end, as one pool reflected a higher than expected credit deterioration; (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $2 million, and (iii) loan advances on loan commitments assumed by the Corporation as part of the acquisition, which required an allowance of $2 million. Decreases in expected cash flows after the acquisition date for loans (pools) accounted for under ASC Subtopic 310-30 are recognized by recording an allowance for loan losses. For purposes of loans accounted for under ASC 310-20 and new loans originated as result of loan commitments assumed, the Corporation’s assessment of the allowance for loan losses is determined in accordance with the accounting guidance of loss contingencies in ASC Subtopic 450-20 (general reserve for inherent losses) and loan impairment guidance in ASC Section 310-10-35 for individually impaired loans. Concurrently, the Corporation recorded an increase in the FDIC loss share indemnification asset for the expected reimbursement from the FDIC under the loss sharing agreements.

Non-interest Income

Non-interest income totaled $164.4 million for the quarter ended March 31, 2011, compared with $105.6 million for the quarter ended December 31, 2010 and $157.9 million for the quarter ended March 31, 2010.

The increase of $58.8 million in non-interest income for the quarter ended March 31, 2011, compared with the quarter ended December 31, 2010, was principally due to a favorable variance in FDIC loss share income of $19.1 million resulting mostly from the positive impact of $12.4 million corresponding to the increase in the FDIC loss share indemnification asset due to the recording of $15.6 million in provision for loan losses for loans covered under the loss sharing agreements due to an increase in expected losses on particular loan pools accounted for under ASC Subtopic 310-30 and inherent losses on certain loans accounted pursuant to ASC Subtopic 310-20. Also, the increase in FDIC loss share income is the result of a reduction in the discount accretion for the acquired loans accounted pursuant to ASC Subtopic 310-20 (recorded in interest income) of approximately $6.0 million, which, as a result of reciprocal accounting, caused a reduction in the related FDIC loss expense (recorded in non-interest income) by $4.8 million for the quarter ended March 31, 2011, compared with the fourth quarter of 2010. As of March 31, 2011, the unamortized discount on FDIC-assisted acquired loans accounted for under ASC Subtopic 310-20 approximated $14 million.

The increase in non-interest income for the first quarter of 2011 when compared with the fourth quarter of 2010 was also influenced by lower adjustments to indemnity reserves on loans sold by $24.7 million. The fourth quarter of 2010 included charges to specific representation and warranty arrangements of the BPNA reportable segment to fully settle the liability with certain counterparties and higher charges to increase the recourse liability related to the Puerto Rico operations. The favorable variance in non-interest income was also due to the previously mentioned gain on the sale of the equity interest in CONTADO and the favorable impact in the equity pick-up from the minority interest in EVERTEC due to the impact of the tax reform.

The above favorable variances were partially offset by lower other service fees by $13.0 million, principally due to lower debit card fees by $4.2 million, mortgage servicing fees, net of valuation adjustments, by $3.1 million, lower insurance fees by $2.9 million and sale and administration of investment products by $1.9 million. Also, there were trading account losses of $0.5 million for the quarter ended March 31, 2011, compared with trading account profits of $8.3 million in the fourth quarter of 2010 mostly related to the mortgage banking business.

Operating Expenses

Operating expenses totaled $275.0 million for the quarter ended March 31, 2011, compared with $344.7 million for the quarter ended December 31, 2010 and $280.9 million for the quarter ended March 31, 2010.

As shown in Exhibit A, the decrease of $69.6 million in operating expenses for the first quarter of 2011, compared with the fourth quarter of 2010, resulted from several factors, such as lower prepayment penalties on the early extinguishment of debt, higher write-downs on the value of other real estate owned in the BPPR and BPNA reportable segments for the fourth quarter of 2010 as well as higher maintenance costs, and lower provision for unfunded credit commitments. The results of the fourth quarter of 2010 also included $7.5 million to cover the uninsured portion of the settlement for certain securities class action lawsuits. Overall, there were also reductions in personnel costs, professional fees, net occupancy expenses and business promotion. These favorable variances were partially offset by the impairment loss of $8.6 million related to the previously mentioned write-down of the Corporation’s Venezuela operations.

Income Taxes

Income tax expense amounted to $147.2 million for the quarter ended March 31, 2011, compared with an income tax benefit of $11.8 million for the quarter ended December 31, 2010 and income tax benefit of $9.3 million for the quarter ended March 31, 2010.

The variance in income tax for the first quarter of 2011 when compared with the fourth quarter of 2010 was mainly due to an additional income tax expense of $103.3 million for the quarter ended March 31, 2011 resulting from a reduction in the marginal corporate income tax rate due to the Puerto Rico tax reform previously described. Also, the unfavorable variance in income tax was due to higher taxable income in the Puerto Rico operations for the quarter ended March 31, 2011.

Balance Sheet Comments:

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of March 31, 2011, December 31, 2010 and March 31, 2010, and the following sections provide more detailed information.

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $5.8 billion as of March 31, 2011, $5.4 billion as of December 31, 2010 and $6.7 billion as of March 31, 2010. The increase in investment securities was primarily related to the purchase of collateralized mortgage obligations (agencies) and U.S. agency securities to use the excess liquidity from the BPNA reportable segment, partially offset by maturities and prepayments in BPPR’s reportable segment portfolio.

The following table provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis.

(In millions)	March 31, 2011	December 31, 2010	Variance	March 31, 2010	Variance
U.S. Treasury securities	$62.4	$64.0	($1.6)	$113.0	($50.6)
Obligations of U.S. Government sponsored entities	1,461.1	1,211.3	249.8	1,705.3	(244.2)
Obligations of Puerto Rico, States and political subdivisions	143.3	144.7	(1.4)	259.5	(116.2)
Collateralized mortgage obligations	1,684.7	1,323.4	361.3	1,587.1	97.6
Mortgage-backed securities	2,413.4	2,576.1	(162.7)	3,068.5	(655.1)
Equity securities	9.4	9.5	(0.1)	9.1	0.3
Others	54.1	30.2	23.9	2.8	51.3
Total investment securities AFS and HTM	$5,828.4	$5,359.2	$469.2	$6,745.3	($916.9)

Loans

The following table provides a breakdown of the Corporation’s loan portfolio as of period-end. The loans acquired in the Westernbank FDIC-assisted transaction which are subject to the loss sharing agreements are presented as covered loans in a separate loan category in the table that follows.

(In billions)	March 31, 2011	December 31, 2010	Variance	March 31, 2010	Variance
Non-covered loans held-in-portfolio:
Commercial	$11.2	$11.4	($0.2)	$12.3	($1.1)
Construction	0.4	0.5	(0.1)	1.6	(1.2)
Mortgage	4.9	4.5	0.4	4.6	0.3
Consumer	3.6	3.7	(0.1)	3.9	(0.3)
Lease Financing	0.6	0.6	-	0.7	(0.1)
Total non-covered loans held-in-portfolio	$20.7	$20.7	-	$23.1	($2.4)
Covered loans under FDIC loss sharing agreements	4.7	4.8	(0.1)	-	4.7
Loans held-for-sale	0.6	1.0	(0.4)	0.1	0.5
Total loans	$26.0	$26.5	(0.5)	$23.2	$2.8

The slight decrease in the commercial and construction loans held-in-portfolio from December 31, 2010 to March 31, 2011 was principally due to portfolio run-off and loan charge-offs. The increase in mortgage loans was principally related to the acquisition of approximately $236 million in unpaid principal balance of performing residential mortgage loans, loans repurchased under credit recourse arrangements and the loan origination activity by the BPPR reportable segment. The decline in loans held-for-sale was the result of the sale of a majority of the non-conventional mortgage loan portfolio of the BPNA reportable segment, which was classified as held-for-sale in December 2010. The expected sale of the BPPR construction loan portfolio, which was classified as held-for-sale in December 2010, was delayed due to continuing negotiations with the potential buyer.

The decrease in the commercial loan portfolio from March 31, 2010 to the same date in 2011 was also associated with the downsizing of the legacy portfolio of the business lines exited by BPNA, a high volume of charge-offs and slow loan origination activity due to the economic environment. The decline in the construction loan portfolio from March 31, 2010 was also related to charge-offs, repossessed properties and controlled activity for new advances under existing construction projects. The decrease in the construction and commercial loan portfolios was also related to the reclassification of construction and commercial loans held-in-portfolio to held-for-sale in December 2010. The decline in the consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of businesses at the BPNA operations, including E-LOAN, the impact of consumer loan net charge-offs and a decline in the BPPR reportable segment credit card portfolio. The increase in mortgage loans was mainly in the BPPR reportable segment principally as a result of the loan portfolio acquired in the first quarter of 2011 and new originations, partially offset by the impact of loans securitized into agency mortgage-backed securities and the sale of non-conventional mortgage loans.

Deposits

A breakdown of the Corporation’s deposits as of period-end follows:

(In billions)	March 31, 2011	December 31, 2010	Variance	March 31, 2010	Variance

Demand *	$5.5	$5.5	-	$5.1	$0.4
Savings	10.7	10.4	$0.3	9.8	0.9
Time	11.0	10.9	0.1	10.5	0.5
Total deposits	$27.2	$26.8	$0.4	$25.4	$1.8
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.5 billion as of March 31, 2011 compared with $2.3 billion as of December 31, 2010 and $2.4 billion as of March 31, 2010.

The increase in savings deposits from December 31, 2010 to March 31, 2011 was both in retail and commercial accounts. The increase in time deposits was principally due to brokered certificates of deposit.

The increase in demand and savings deposits from March 31, 2010 to the same date in 2011 included the impact of deposits assumed as part of the Westernbank FDIC-assisted transaction. The increase in time deposits from March 31, 2010 was in the BPPR reportable segment due to higher volume of individual retirement accounts as well as retail time deposits and public funds.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of March 31, 2011, December 31, 2010, and March 31, 2010.

The Corporation’s borrowings amounted to $6.7 billion as of March 31, 2011, compared with $6.9 billion as of December 31, 2010 and $5.0 billion as of March 31, 2010. The decrease in borrowings from December 31, 2010 to March 31, 2011 was mostly related to a reduction of $470 million in the note issued to the FDIC, which has a carrying amount of $2.0 billion as of March 31, 2011 compared with $2.5 billion as of December 31, 2010. This decrease was due to a prepayment of $224 million and the impact of payments of principal from loan collections submitted to the FDIC as part of the note agreement during the quarter. The decline in borrowings was also influenced by the early extinguishment of $100 million in medium-term notes. These reductions were partially offset by increases in repurchase agreements. The increase in borrowings from March 31, 2010 to the same date in 2011 was also related to the issuance of the note payable to the FDIC.

Stockholders’ equity totaled $3.8 billion as of March 31, 2011 and December 31, 2010, compared with $2.5 billion as of March 31, 2010. The increase in stockholders’ equity from March 31, 2010 to the same date in 2011 was mostly influenced by the issuance of depositary shares and conversion to common stock during the second quarter of 2010.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of March 31, 2011. Below is a summary of the Corporation’s estimated regulatory capital ratios as of March 31, 2011 and December 31, 2010.

	March 31, 2011	December 31, 2010	Minimum required
Tier 1 risk-based capital	15.20%	14.54%	4.00%
Total risk-based capital	16.50%	15.81%	8.00%
Tier 1 leverage	10.15%	9.72%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s Tier 1 common equity to risk-weighted assets ratio was approximately 11.55% as of March 31, 2011 and 10.95% as of December 31, 2010.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures:

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	March 31, 2011	December 31, 2010
Total stockholders’ equity	$3,804,906	$3,800,531
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(647,387)	(647,387)
Less: Other intangibles	(56,441)	(58,696)
Total tangible common equity	$3,050,918	$3,044,288

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	March 31, 2011	December 31, 2010
Common stockholders’ equity	$3,754,746	$3,750,371
Less: Unrealized gains on available for sale securities, net of tax (1)	(141,747)	(159,700)
Less: Disallowed deferred tax assets (2)	(143,137)	(231,475)
Less: Intangible assets:
Goodwill	(647,387)	(647,387)
Other disallowed intangibles	(25,649)	(26,749)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,612)	(1,538)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	128,091	129,511
Total Tier 1 common equity	$2,923,305	$2,813,033

(1)	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(2)	Approximately $106 million of the Corporation’s $250 million of net deferred tax assets as of March 31, 2011 ($144 million and $388 million, respectively as of December 31, 2010), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $143 million of such assets as of March 31, 2011 ($231 million as of December 31, 2010) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $1 million of the Corporation’s other net deferred tax assets as of March 31, 2011 ($13 million as of December 31, 2010) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
(3)	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A follows

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		1st Quarter	Quarter ended	1st Quarter 2011
	March 31,		2011 vs 2010	December 31,	vs 4th Quarter 2010
	2011	2010	$ Variance	2010	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$485,451	$427,195	$58,256	$507,199	($21,748)
Interest expense	142,092	158,278	(16,186)	152,624	(10,532)

Net interest income	343,359	268,917	74,442	354,575	(11,216)
Provision for loan losses	75,319	240,200	(164,881)	354,409	(279,090)

Net interest income after provision for loan losses	268,040	28,717	239,323	166	267,874

Service charges on deposit accounts	45,630	50,578	(4,948)	45,938	(308)
Other service fees	58,652	101,320	(42,668)	71,637	(12,985)
Trading account (loss) profit	(499)	(223)	(276)	8,303	(8,802)
Net gain (loss) on sale and valuation adjustments of investment securities	-	81	(81)	(218)	218
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	7,244	5,068	2,176	1,478	5,766
Adjustments to indemnity reserves on loans sold ((expense) recovery)	(9,848)	(17,290)	7,442	(34,511)	24,663
FDIC loss share income (expense)	16,035	-	16,035	(3,046)	19,081
Fair value change in equity appreciation instrument	7,745	-	7,745	7,520	225
Other non-interest income	39,409	18,332	21,077	8,505	30,904

Total non-interest income	164,368	157,866	6,502	105,606	58,762

Personnel costs	106,140	120,932	(14,792)	114,029	(7,889)
Net occupancy expenses	24,586	28,876	(4,290)	29,844	(5,258)
Professional fees	46,688	27,049	19,639	56,607	(9,919)
Business promotion	9,860	8,295	1,565	16,912	(7,052)
FDIC deposit insurance	17,673	15,318	2,355	17,750	(77)
Other real estate owned (OREO) expenses	2,211	4,703	(2,492)	20,467	(18,256)
Loss on early extinguishment of debt	8,239	548	7,691	12,361	(4,122)
Other operating expenses	59,652	75,192	(15,540)	76,707	(17,055)

Total operating expenses	275,049	280,913	(5,864)	344,677	(69,628)

Income (loss) before income tax	157,359	(94,330)	251,689	(238,905)	396,264
Income tax expense (benefit)	147,227	(9,275)	156,502	(11,764)	158,991

Net income (loss)	$10,132	($85,055)	$95,187	($227,141)	$237,273

Net income (loss) applicable to common stock (1)	$9,202	($85,055)	$94,257	($227,141)	$236,343

Net income (loss) per common share: (1)
Basic and diluted per common share	$0.01	($0.13)		($0.22)

Average common shares outstanding	1,021,536,201	639,003,599		1,021,527,855
Average common shares outstanding - assuming dilution	1,022,339,095	639,003,599		1,021,527,855
Common shares outstanding at end of period	1,023,416,118	639,539,900		1,022,727,802

Market value per common share	$2.92	$2.91	$0.01	$3.14	($0.22)
Book value per common share	$3.67	$3.81	($0.14)	$3.67	-

Market Capitalization --- (In millions)	$2,988	$1,861	$1,127	$3,211	($223)

Selected Average Balances --- (In millions)
Total assets	$38,678	$33,916	$4,762	$39,337	($659)
Stockholders' equity	3,597	2,419	1,178	3,884	(287)

Selected Financial Data at Period-End --- (In millions)
Total assets	$38,736	$33,832	$4,904	$38,723	$13
Loans	25,976	23,185	2,791	26,459	(483)
Earning assets	33,576	31,472	2,104	33,508	68
Deposits	27,197	25,360	1,837	26,762	435
Borrowings	6,728	5,044	1,684	6,947	(219)
Interest bearing liabilities	29,011	25,928	3,083	28,770	241
Stockholders' equity	3,805	2,487	1,318	3,801	4

Performance Ratios
Net interest yield (2)	4.15%	3.44%		4.10%
Return on assets	0.11	(1.02)		(2.29)
Return on common equity	1.05	(14.56)		(23.51)

(1) Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
(2) Not on a taxable equivalent basis.

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer
Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President
Corporate Communications